Exhibit 99.1

PRESS RELEASE

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. SIGNS AGREEMENT WITH

HISTOSTEM FOR WORLDWIDE DISTRIBUTION OF STEMIXX COSMETIC

PRODUCTS JUST APPROVED BY THE KOREAN FDA

TAMPA, Fla. – December 1, 2009 – Stem Cell Therapy International Inc. (OTCBB: SCII) announced that it has signed an agreement with Histostem Ltd. of South Korea (“Histostem”), for the exclusive, worldwide rights to the distribution of the Company’s existing SteMixx line of stem cell based cosmetic products, as well as future products under development. Previously available for purchase only in Korea, SteMixx received approval last month from the Korean FDA as an effective cosmetic for the treatment of aging skin. Stem Cell Therapy International will seek similar product validations from regulatory agencies in the United States and Europe and expects to begin distributing SteMixx products in the United States in early 2010.

David Stark, President and CEO of SCII, commented, “This distribution agreement, combined with the Korean FDA’s approval of product labeling, is an extremely favorable development in our Business Plan. This is an important building block that enables Stem Cell and Histostem to confidently move forward with international opportunities to grow the business in advance of the final closing of our merger. The worldwide cosmeceutical market is estimated at $21 billion, and SteMixx is an established cosmetic product now validated by the Korean FDA for an extremely lucrative segment of that market. We look forward to introducing SteMixx in other markets around the world.”

Andrew J. Norstrud, Chief Financial Officer of Stem Cell added, “This agreement provides us with the opportunity to validate the effectiveness of SteMixx according to accepted international standards and we believe our team’s combined 30 years experience in international regulatory affairs positions us well to create protocols for the study of this product that will meet the rigorous certification criteria of the U.S. and European regulatory agencies. We intend to study the active ingredients of SteMixx with the goal of developing a line of products that best utilizes its proprietary agents. Our involvement as the exclusive distributor of SteMixx adds to the momentum created by the recent approval of Histostem patents in the U.S. and E.U. and we expect to finalize our merger in the near term.”

In October of this year, Histostem received a U.S. patent for the isolation of stem cells for therapy, a method central to obtaining one of the primary ingredients for the development and manufacturing of the SteMixx facial cream, as well as for previous and anticipated future clinical trials of stem cell therapies. Histostem also received an E.U. patent for the isolation of stem cells from live media, the first patent ever awarded for this unique method. The patented method is used to isolate stem cells directly from a freshly donated cord blood sample, greatly enhancing the immediacy and point-of-care possibilities for patients seeking treatment with stem cells derived from a non-controversial source.

David Stark added, “We are currently evaluating the optimal distributing partners for SteMixx, which is expected to be a high-end luxury brand sold through department stores and other superior retail venues.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com.

About Histostem Co. Ltd.

Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has approximately 50 full-time employees and several part-time employees. Histostem’s intellectual property portfolio consists of 6 patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

About the Pending Stock Purchase and Reorganization

On November 2, 2009, Stem Cell Therapy International Inc, filed with the Security and Exchange Commission (SEC) an informational statement related to the change in articles of incorporation of the Company to effect an increase of the number of authorized shares of common stock to five hundred million (500,000,000) shares and change the name to AmStem Corporation. This is the most time consuming pre-closing criteria for the completion of the Reorganization and Stock Purchase agreement as filed with the SEC on September 25, 2009. Management expects that all of the pre-closing requirements will be completed by the beginning of December and the close of the stock purchase and reorganization agreement will occur prior to the end of the year.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

203.972.9200

IR@amsteminc.com

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com